Exhibit 19.1

POLICY STATEMENT

ON SECURITIES TRADING AND CONFIDENTIAL INFORMATION

I. INTRODUCTION

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others (“tip”) who then trade in securities of First Mid Bancshares, Inc. or its subsidiaries (collectively referred to in this Policy Statement as the “Company”) or other companies with which we deal, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” (e.g., supervisory personnel) if they fail to take reasonable steps to prevent insider trading by Company personnel.

The Company’s Board of Directors has adopted this Policy Statement both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement also addresses the treatment of confidential information. In addition, this Policy Statement is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

The law regarding insider trading is changed from time to time by legislation and court decisions. This Policy Statement is in some respects broader than the legal prohibitions.

II. INSIDER TRADING PROHIBITED

a. General Rule. It is the policy of the Company that no director, community banking director, officer or other employee of the Company who is aware of material non-public information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (including particularly the publicly traded common stock of the Company), other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company (except as expressly permitted under the “Confidential Information” section of this Policy Statement), including family and friends. In addition, it is the policy of the Company that no director, community banking director, officer or other employee of the Company who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business may trade in that company’s securities until the information becomes public or is no longer material.

Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

b. Applicability of Policy.

i. Employees, Officers and Directors. This Policy Statement applies to all employees, officers and directors of the Company, including employees, officers and directors of its subsidiaries. Each provision of this Policy Statement that applies to an employee, officer and director also applies to:

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members of their immediate families with whom they share a household;
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other persons with whom they share a household;
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persons who principally rely on the employee, officer or director for their financial support, regardless of where those persons reside; and
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any person or entity over which they have control or influence with respect to a transaction in securities (i.e., as a trustee of a trust, as an executor of an estate or as one with the power to direct securities trades in an IRA or similar account).

Likewise, when we refer to “you” in this Policy Statement, we also mean each of the people listed above with respect to you. Because the people listed above are covered by this Policy Statement, you will be responsible for their transactions in the Company’s securities and, in order to maintain your compliance with this policy, you should ensure that those people do not purchase or sell the Company’s securities without your clearance in advance of the transaction.

ii. Other Persons. It may be appropriate, in some circumstances, for persons who are not employed by the Company (in addition to those listed above) to be subject to the same restrictions as Company employees and other “insiders.” If you are aware of a situation in which a consultant, advisor or other person who is not an employee of the Company will have access to material non-public information about the Company, you should bring this situation to the attention of the Manager of Shareholder Services, who will make appropriate arrangements to protect the Company.

c. Material Non-Public Information.

i. Material. Information is considered “material” if:

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a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;
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a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or
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the information could reasonably be expected to have an effect on the price of the security.

ii. Non-Public. Information is non-public until it has been “publicly disclosed,” meaning that it:

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is published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and
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has been in the public domain for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.

Examples of public disclosure include the issuance of a press release to multiple news outlets or the filing of an appropriate report with the SEC. For purposes of this Policy Statement, information is generally considered to be “non-public” until the expiration of a period of two full trading days after the information is released to the general public. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the promptness of the market’s reaction after the information is released.

iii. Examples. Some examples of information that ordinarily would be regarded as material are:

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Significant information or estimates about earnings or sales;
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A pending or proposed merger, acquisition or tender offer;
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A pending or proposed acquisition or disposition of a significant asset;
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A pending or proposed financial restructuring or an extraordinary borrowing;
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A change in dividend policy, the declaration of a stock split, an offering of additional securities, or a redemption of securities;
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Significant management developments, including a change in management;
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A significant expansion or contraction of operations, including planned layoffs;
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Significant changes relating to major contracts; and
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Liquidity problems or payment or covenant defaults.

d. Other Companies. This Policy Statement also prohibits trading in securities of any other company about which you learn material non-public information in the course of performing your duties for the Company, whether the source of that information is the Company or the other company. For example, you may be involved in a transaction in which the Company expects to enter into (or terminate) a substantial business relationship with another company, or acquire another company, buy a substantial amount of its stock or enter into a joint venture with the company. Even though the size of the transaction may be immaterial to the Company, it may be material to the other company. This Policy Statement prohibits you from trading in the securities of that company while aware of this non-public information or from tipping others regarding the information.

e. Pre-clearance of Trades. All Section 16 reporting Employees, Officers, and Directors must refrain from trading in the Company’s securities without first complying with the Company’s “pre-clearance” process. Each Employee, Officer or Director (“Requestor”) must contact the Company’s Corporate Secretary, at least two business days prior to commencing any trade in Company securities. Each pre-clearance request shall be made in writing. The Company is not obligated to approve a trade submitted for pre-clearance and may deny clearance to trade based on certain circumstances. If the trade is approved, the Corporate Secretary will provide Requester pre-clearance approval in writing along with the specified period of approval. If the Requestor is unable to place the transaction order within that specified period, the Requestor must re-obtain clearance for the transaction.

III. TYPES OF TRANSACTIONS

This Policy Statement prohibits certain transactions in the “securities” of the Company. Although it is usually the case that any material information you gain will be most pertinent to Company common stock, any securities that the Company issues, such as debt securities or preferred stock, are also subject to this Policy Statement. This Policy Statement also applies to stock options and other derivatives related to Company securities, as discussed below. Purchases and sales of Company securities are subject to the insider trading laws and the provisions of this Policy Statement, whether they are executed in the public markets or in private transactions, and whether you execute the transaction directly or indirectly through another person or entity.

a. Stock Option Exercises. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to the exercise of an employee stock option. The policy of the Company does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b. 401(k) Plan. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to purchases of Company stock in the First Mid Bancshares, Inc. Profit Sharing Plan (the “401(k) Plan”) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) Plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

c. Dividend Reinvestment Plan. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to purchases of Company stock under the Company’s Dividend Reinvestment Plan resulting from your reinvestment of dividends paid on Company stock. The policy does apply, however, to your initial election to participate in this plan, to an election to increase or decrease your level of participation in this plan and to voluntary purchases of Company stock resulting from additional contributions you make to this plan. This policy also applies to your sale of any Company stock purchased pursuant to this plan.

d. Deferred Compensation Plan. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to purchases of Company stock in the Company’s Deferred Compensation Plan resulting from your periodic contribution of money to the plan pursuant to the annual irrevocable election you made to participate in the plan. The policy does apply, however, to your initial election to participate in the plan, to any annual election to increase or decrease to your contributions you make to this plan, and to your sales of Company stock purchased pursuant to the plan.

e. Employee Stock Purchase Plan. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to purchases of Company stock in the Company’s Employee Stock Purchase Plan resulting from your periodic contribution of money to the plan pursuant to the election you made to participate in the plan. The policy does apply, however, to your initial election to participate in the plan, to any quarterly increase or decrease in your payroll deduction contributions that you make under the plan, and to your sales of Company stock purchased pursuant to the plan.

f. Transactions Not Involving a Change in Beneficial Ownership. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to the transfer of securities to an entity that does not involve a change in the beneficial ownership of such securities, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime.

g. Rule 10b5-1 Plans. The policy of the Company prohibiting the purchase of Company stock while aware of material non-public information does not apply to the execution of a transaction pursuant to a contract, instruction, or plan described in Securities Exchange Act Rule 10b5-1.

h. Additional Types of Transactions. The Company considers it improper and inappropriate for any director, community banking director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, community banking directors, officers and other employees may not engage in any of the following transactions:

i. Short-Term Trading. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, community banking director, officer or other employee of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), already removes the incentive for officers or directors to engage in short-term trading in company securities. This provision of the policy would extend the short-term trading prohibition to all employees. The prohibition applies only to purchases in the open market, and would not apply to stock option exercises or other employee benefit plan acquisitions.

ii. Short Sales. A short sale is the sale of a security that is not owned by the seller. The seller borrows the security, sells it, and then buys it at a later date to return it to the lender. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company’s performance. For these reasons, short sales of the Company's securities are prohibited by this Policy Statement. In addition, Section 16(c) of the 1934 Act prohibits officers and directors from engaging in short sales.

iii. Options. A put is a contract that gives its holder the right, but not the obligation, to sell an underlying security before a certain date, at a predetermined price. A call gives the holder the right, but not the obligation, to purchase, in the future, at a predetermined price. A transaction in options is, in effect, a judgment on the short-term movement of the Company's stock and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities on the Company’s stock in any organized market are prohibited by this Policy Statement.

iv. Derivative Transactions. Collars are limits on interest rates such as caps and floors. Forward contracts are contracts for the sale or purchase of a specified quantity at an agreed price on a given future date, and unlike an option, a forward contract obligates both parties to consummate the transaction. Certain forms of derivative transactions, such as collars and forward contracts, allow a director, community banking director, officer or other employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, community banking director, officer or other employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, community banking director, officer or other employee may no longer have the same objectives as the Company's other shareholders. Therefore, directors, community banking directors, officers and other employees are prohibited from engaging in any such transactions.

v. Margin Accounts and Pledges. Directors, community banking directors, officers and other employees are prohibited from holding Company securities in a margin account. Directors, community banking directors, officers and other employees may pledge Company securities as collateral for a loan (not including margin debt) in compliance with applicable law and in accordance with the following procedure. Any person who wishes to pledge Company securities as collateral for a loan must obtain the approval of the Manager of Shareholder Services, who will consult with the Chief Executive Officer of the Company, at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. It is important to note that one of the risks of pledging Company securities is that the sale of securities pledged (or hypothecated) as collateral for a loan in foreclosure if the borrower defaults on the loan may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities.

i. Pre-Disclosure of Undisclosed Material Non-Public Information. You may not enter into any of the transactions described above as not being subject to the policy of the Company prohibiting the purchase of Company stock while aware of material non-public information unless you have disclosed any material non-public information that you are aware of to the Manager of Shareholder Services or its designee. If you are a director or a member of senior management, the information must be disclosed to the Manager of Shareholder Services, and the Manager of Shareholder Services must disclose any such information to the Chief Executive Officer before any such transaction. This ensures that the Company is fully aware of any material information affecting any security before you enter into a transaction involving Company securities.

IV. UNAUTHORIZED DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION PROHIBITED

a. General Rule. No director, community banking director, officer or other employee may disclose material non-public information about the Company or any company with which the Company deals, to anyone outside of the Company, unless authorized to do so.

b. Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material non-public information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material non-public information indirectly from you, if you are the ultimate source of their information.

c. Discussing or Recommending Company Securities. We recognize that employee enthusiasm for the Company and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing our business or our securities with anyone outside of the Company. In the course of discussing our business or our securities, accidental disclosure of material non-public information can occur and can be viewed as “tipping.” Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is material non-public information regarding the Company, even if you are unaware of that information. Therefore, as a general rule you should not comment to outsiders on the merits of Company securities or recommend their purchase or sale.

d. Chat Rooms and Internet Postings. No director, community banking director, officer or other employee may disclose information about the Company on the Internet (regardless of whether such information is material or already public), and, more specifically, in discussion forums or chat rooms where companies and their prospects are discussed. Messages in these forums are typically made by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit their own stock positions. In addition, disclosures of material non-public information through this type of forum may amount to a “tip” or leak of such information, in violation of this Policy Statement and applicable law. Accordingly, no director, community banking director, officer or other employee of the Company may discuss the Company or Company-related information in such a forum, regardless of the situation. Despite any inaccuracies that may exist in these forums, postings in these forums can result in the disclosure of information that may be harmful to the Company and expose you to liability for violating federal securities laws. If you learn of statements about the Company in such a setting, bring it to the attention of the Manager of Shareholder Services, but take no further action without express authorization. In particular, do not post what you believe to be corrective information in the forum. Any corrective action will be taken by the Company as deemed appropriate.

e. Authorization to Disclose Material Non-Public Information. We authorize only certain directors, community banking directors, officers or other employees to make public disclosures of material non-public information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, you should refrain from discussing material non-public information with anyone not in the Company, including someone who is subject to this Policy Statement (such as the people listed in Section II). You should restrict the communication of material non-public information to those directors, community banking directors, officers or other employees having a need to know in order to serve the Company’s interests.

f. Regulation FD (Fair Disclosure). There are SEC rules and regulations banning selective disclosure of information relating to public companies. Generally, these regulations provide that when a public company (such as the Company) discloses material non-public information, it must provide broad, non-exclusionary public access to the information (for example, through press releases, conference calls or webcasts). Violations of these regulations can result in SEC enforcement actions, possibly resulting in injunctions and severe monetary penalties. Regulation FD applies largely to a limited group of senior officers and the investor relations personnel who regularly communicate with securities market professionals and shareholders. Remember that no other Company directors, community banking directors, officers or other employees are authorized to communicate information regarding the Company with securities market professionals, shareholders or members of the media.

V. BLACKOUT PERIODS

a. Quarterly and Annual Blackout Periods. The Company’s announcement of quarterly and annual financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material non-public information, persons who are or may be expected to be aware of the Company’s quarterly and annual financial results will be prohibited from trading in the Company’s securities during the period beginning the fifth business day prior to the end of the Company’s fiscal quarter or fiscal year (counting the last business day as the fifth day) and ending after the second full business day following the Company’s announcement of its quarterly or annual financial results. Persons subject to these quarterly and annual blackout periods include all directors, community banking directors, officers, and other employees who are or may be expected to be aware of the Company’s quarterly and annual financial results.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, an SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are likely to be prohibited while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

b. Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, community banking directors, officers, and/or employees. So long as the event remains material and non-public, such persons may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person inquiries about trading in the Company’s securities during an event-specific blackout, the Manager of Shareholder Services, after consultation with the Chief Executive Officer of the Company, will inform such person of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Any failure to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while actually aware of material non-public information.

c. Other Blackout Periods. Other blackout periods may be imposed by law or in the discretion of a plan administrator.

d. Hardship Exceptions. A person who is subject to a quarterly or annual blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Manager of Shareholder Services, after consultation with the Chief Executive Officer of the Company, and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the

Manager of Shareholder Services, after consultation with the Chief Executive Officer of the Company, concludes that the Company’s financial information for the applicable quarter or year does not constitute material non-public information. Under no circumstance will a hardship exception be granted during an event-specific blackout period or during a blackout period imposed by law or in the discretion of a plan administrator.

e. Stock in Benefit Plans. The blackout restrictions that are discussed in Section III b, c, d and e for the 401(k) Plan, Dividend Reinvestment Plan, Deferred Compensation Plan and Employee Stock Purchase Plan apply to the blackout periods discussed in this Section V.

Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are aware of material non-public information described in Section II. Regardless of whether the trading window is open or closed, you may not trade in Company securities if you are aware of material non-public information about the Company.

VI. SANCTIONS FOR VIOLATIONS OF THIS POLICY

The SEC (and the stock exchanges) focuses on uncovering insider trading using sophisticated technologies to investigate suspicious activity.

A breach of the insider trading laws could expose the insider to criminal fines of up to $5,000,000 and imprisonment of up to 25 years, in addition to civil penalties (up to three times the profits earned or loss avoided), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws may also subject “controlling persons” to civil penalties for illegal insider trading by employees. “Controlling persons” can include directors, officers and supervisors. These persons may be subject to fines of up to the greater of $1,000,000 or three times the profit realized or loss avoided by the insider. Accordingly, it is incumbent on all Company employees to comply with this policy and applicable securities laws and to ensure that those employees who they supervise also comply.

Inside information does not belong to any of the Company’s individual employees, officers or directors. This information is an asset of the Company. For any person to use such information for personal benefit, or to disclose it to others outside of the Company without permission from an authorized person, violates the federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against the Company. Whether or not there is any actual trading of our securities, any violation of this Policy Statement will be grounds for discipline, up to termination of employment for cause.

VII. SECTION 16 REPORTING AND LIABILITY PROVISIONS

a. Filing Reports. Section 16 of the 1934 Act applies to a limited group of persons. This group consists of certain officers of the Company (the “Officers”) and the members of the Company’s board of directors (the “Directors”). Certain of these rules also apply to persons who beneficially own more than 10% of the stock of the Company. Under Section 16(a) of the 1934 Act, the Directors and Officers must file the following beneficial ownership reports with the SEC:

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Form 3. An initial report on Form 3 of his or her beneficial ownership of shares of Company stock, to be filed within 10 calendar days after becoming a Director or an Officer. The Form 3 must be filed whether or not the Director or Officer beneficially owns any shares of Company stock at the time the report is required.
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Form 4. A report on Form 4 of subsequent changes in beneficial securities ownership, to be filed within two business days after the execution of the transaction. A change in beneficial ownership must be reported even if the total number of shares owned after the transaction is the same as it was before the transaction (e.g., where purchases and sales offset each other). Under the SEC’s reporting rules, most transactions in Company securities must now be reported on Form 4, although there are a limited number of transactions that remain reportable on Form 5 or are exempt from reporting altogether.
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Form 5. An annual report on Form 5, to be filed within 45 calendar days after the end of the Company’s fiscal year to report a limited number of transactions not previously reported during the most recent fiscal year on Form 4, either because of an exemption from reporting or a failure to file. Acquisitions or dispositions by gift are examples of transactions eligible for Form 5 reporting. Directors or Officers with no reportable transactions during a year need not file a Form 5; however, they are required to provide the Company with a written representation to that effect. All transactions reportable on Form 5 may be voluntarily reported earlier on Form 4.

b. Beneficial Ownership. The Form 3, 4 and 5 reports require the reporting of “equity securities” beneficially owned by a Director or Officer. The term “equity securities” includes the Company’s common stock and so-called “derivative securities.” “Derivative securities” are broadly defined to include stock options, stock appreciation rights, restricted stock units, performance stock and phantom stock units, because their value is derived from the value of the underlying equity security.

A Director or Officer is deemed to own beneficially all securities in which the person holds a “pecuniary interest.” “Pecuniary interest” means the “opportunity, directly or indirectly, to profit or share in any profit derived from a transaction.” A pecuniary interest may exist indirectly through another person or entity under the Section 16 rules. For example, someone is presumed to have a pecuniary interest in securities held by members of his or her immediate family (defined broadly for these purposes to include all children, stepchildren, parents, stepparents, spouses, grandparents, grandchildren, siblings and in-laws) sharing the same household. Under certain circumstances, a Director or Officer might also be deemed to have a “pecuniary interest” in, and thus be deemed the “beneficial owner” of, the same securities held in the name of corporations, partnerships, trusts and other entities. It is also possible that more than one person may be deemed to be the beneficial owner of the same securities for reporting purposes under Section 16(a). As a general rule, Directors and Officers are advised to resolve close questions of “pecuniary interest” and “beneficial ownership” in favor of reporting. Directors or Officers may, in appropriate cases, include a footnote on the filed Form 3, 4 or 5 disclaiming beneficial ownership of certain shares if there is a reasonable basis for doing so. However, the presence of a disclaimer is not dispositive in determining whether someone is the true beneficial owner of the reported shares.

c. Consequences of Non-Compliance. There are two major consequences of non‑compliance with the Form 3, 4 and 5 filing requirements. First, the Company must disclose in its proxy statement and Form 10‑K under a separate caption entitled “Section 16(a) Beneficial Ownership Reporting Compliance” the names of any Directors and Officers who failed to file required reports in a timely manner, the number of late and known non‑filed reports and the number of transactions not timely reported. Second, the federal securities laws authorize civil sanctions (including cease-and-desist orders, injunctions and monetary penalties) as well as criminal sanctions (including fines and prison terms) for reporting violations. Although reporting violations are unlikely to trigger the most severe enforcement sanctions, the SEC continues to pursue aggressively egregious or repeated violations of Form 3, 4 and 5 filing requirements. Please be aware that while the responsibility for compliance and liability for non-compliance with the requirements of Forms 3, 4 and 5 rests with the Director and Officer individually, The Company requires that all Directors and Officers coordinate the preparation and filing of Forms 3, 4 and 5 with the Company.

d. Compliance Procedures. Given the two-business day filing requirement and the significant consequences of non-compliance, the Company will file all Forms 3, 4 and 5 on behalf of Officers and Directors pursuant to powers of attorney received from them. The Sarbanes-Oxley Act of 2002 mandates the electronic filing of Forms 3, 4 and 5. The Company will file all Forms on EDGAR (the SEC’s Electronic Data Gathering and Retrieval system), and rely on paper filings, as permitted, only in emergency situations. The principal contact person at the Company is the Manager of Shareholder Services.

In order to meet the two-business day electronic filing deadline, it is imperative that all Directors and Officers comply with the following procedures:

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Notify the Manager of Shareholder Services at least two full business days in advance of any planned transaction in Company securities.
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Advise family members and others whose transactions will be attributable to the Director or Officer that this pre-clearance requirement applies equally to them.
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Provide all relevant information about the transaction (e.g., purchase or sale, the number of shares involved, the purchase price) immediately to the Manager of Shareholder Services.
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Each Director and Officer must deliver an executed power of attorney to Manager of Shareholder Services, or have on file with the Manager of Shareholder Services a previously delivered power of attorney.

e. Section 16 May Still Apply Even If the Person Had Insider Status at the Time of Only One Transaction. Section 16 may apply even to a person who was a Director or Officer when only one of the transactions occurred. For example, if a Director or Officer sells or purchases shares of Company common stock after termination or retirement as an Officer, that transaction will be subject to Section 16 if the transaction is not exempt and occurs within less than six months of an “opposite transaction” non-exempt that occurred while the person was a Director or Officer. Acquisitions and dispositions are “opposite transactions” for purposes of this rule. Transactions occurring prior to the date a person first becomes a Director or Officer, however, are not subject to Section 16, although the initial report on Form 3 must report the person’s beneficial ownership as of the date of the report. Anyone uncertain about the application of Section 16 to a proposed transaction should consult counsel before proceeding.

VIII. MISCELLANEOUS

a. Confidential Information. Confidential information relating to the Company, its depositors, borrowers and others with whom the Company has a confidential relationship should never be communicated to anyone other than Company personnel, its outside lawyers, its independent accountants, its independent financial advisors and, where appropriate, in connection with a transaction, the participants in the transaction, except where specifically authorized by the Chief Executive Officer of the Company. Confidential information should be communicated to Company personnel and to persons retained by it only if the person to whom the information would be provided has a legitimate need to know the specific information and has no responsibilities or duties that are likely to give rise to a conflict of interest or misuse of the information. In addition, confidential information may be communicated to regulatory authorities as required by law. Confidential information may include financial information regarding the Company, a depositor or a borrower, or information regarding a proposed transaction involving the Company or a depositor or a borrower. In order to implement these restrictions, care must be taken to refrain from discussing confidential information with family members or in public places or when the discussion may be overheard or interrupted (e.g., such as when using a wireless telephone or a low frequency portable telephone), or when the confidential information may be intercepted through the Internet, or viewed, or inadvertently transmitted.

b. Post-Termination Transactions. The Policy Statement continues to apply to you even after you have terminated employment. Accordingly, if you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

c. Reporting Violations. If you become aware of any violation of this Policy Statement, you should report it immediately to the Manager of Shareholder Services.

d. Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Manager of Shareholder Services. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual.